ALGODON

GROUP

GAUCHO

— BUENOS AIRES —


GAUCHO
— BUENOS AIRES —
THE SPIRIT OF ARGENTINA
GAUCHO

Dear Gaucho Group Noteholders and Algodon Group Stockholders,

Happy Holidays to all! We wanted to bring you up to date on the exciting developments at Gaucho Group, Inc. ("Gaucho"), a wholly-owned subsidiary of Algodon Group, Inc. ("Algodon"). Our Algodon stockholders will also soon receive a second letter about our businesses at Algodon Mansion, Algodon Wine Estates and our burgeoning wine business. The formation and development of Gaucho adds another dimension to the Algodon portfolio

– an exciting new business that leverages our experience in and knowledge of Argentina to create what we hope will become a worldwide luxury product company, as described below. Job one is to grow our company to increase stockholder value.

With Gaucho, we believe we have identified a formula that has the potential for significant scale in terms of revenues and profitability. In fact, we believe our soon-to-launch e-commerce-driven, high-end fashion and leather accessories brand called *Gaucho - Buenos Aires* offers the potential for immediate revenues and growth/scale on a global basis.

We are excited to share with you that we have successfully completed the $1.5 million offering of convertible notes for Gaucho. Now the work truly begins, as we continue to develop the Gaucho website for an anticipated Q1 2019 launch. Our creative team is diligently working behind the scenes to bring you pre-sale access to the website to purchase goods and enact a marketing plan that we hope will raise global awareness of our brand, preceding what we hope will be a successful launch.

E-commerce Website & Pre-sale Soft Launch

Our e-commerce site is just about ready to go live and we anticipate a soft launch for our *Gaucho – Buenos Aires* brand, with approximately 80 items for pre-sale in the days ahead exclusively for Gaucho noteholders and Algodon stockholders. These items are currently in production and include men's polos, leather jackets and knitwear, women's dresses, ponchos and jackets, among many other items.

Once you receive your email invitation to the pre-sale, we would appreciate receiving your input on the quality of the merchandise, the packaging, the delivery and the all-around customer experience from start to finish, for which we will offer you a substantial pre-sale discount.

For our pre-sale soft launch, the website will be open only to our noteholders and stockholders, and is not meant for the general public. We anticipate your pre-sale invitation will include an exclusive passcode to enter the website, along with an exclusive coupon code that will allow Gaucho noteholders and Algodon stockholders of record to receive a discount on all clothing pieces before they're available for sale to the public at large.


ICON
items
CORE
items
(Leather goods
& accessories)
FOUNDATION
items
• Pret-a-porter (trenches, coats, dresses, suits)
• Capsule Collection
• One-off / custom pieces for buyers
• Fragrances
• Leather purses
• Handbags
• Wallets
• Bags
• Briefcases
• Belts
• Jackets
• Scarves, caps & hats
• Branded T-Shirts & Polos
• Knit hats
• Hoodies
• Sweaters
• Athleisure
• Key chains

Our "diamond illustration," referring to the diagram above, illustrates our sales and marketing strategy as it relates to what we believe will represent most of our sales.

Our fulfillment center, located in Rockland County, New York, will warehouse all of our inventory intended for the U.S. market, though our products will all be manufactured in Argentina.

Argentina is already known globally for its affordability and quality leather goods, so we don't need to convince the world about that. There is, however, no widely recognized brand that serves as the face or representation of Argentina's quality items and craftsmanship. We wholeheartedly believe that *Gaucho - Buenos Aires* can become just that: a world recognized, high-fashion brand that is emblematic of Argentina's quality leather goods and luxury fashion. We endeavor to be the very face of Argentina's luxury fashion, a segment currently missing from the world fashion scene. Our hope is that *Gaucho - Buenos Aires* will represent "The Spirit of Argentina."


GAUCHO
BUENOS AIRES
WOMEN
MEN
The Atelier
GAUCHO lifestyle
KNITWEAR
DRESSES
PONCHOS
JACKETS

Gaucho - Buenos Aires Press Launch

Our PR team, led by Buenos Aires firm Marisa Koifman, reports that we are still enjoying an excellent response from the press and celebrity attendance from our runway show.

Following our media launch in October, which was intended to generate an early buzz about our brand, our designers, and our soon to launch e-commerce platform, we have received several inquiries from industry players looking to include our story in upcoming publications, and also from retailers potentially looking to carry our brand in their stores (more on that below).

Our recent press clipping include appearances in some of the most widely read fashion magazines in Latam: Revista L´Officiel, Revista Luz, and Polo Mundial. In addition, the largest business publication in Argentina, El Cronista featured Gaucho - Buenos Aires in a wonderful article. Additional coverage of Gaucho - Buenos Aires is expected to appear in L`Officiel Magazine in February, as well as editorial coverage in Harper's Bazaar Brazil, and we've been told to expect a feature in Forbes Argentina this March (coincidentally, this would coincide with our expected participation with Argentina's 2019 Fashion Week, and also by that time we anticipate our e-commerce platform should be fully operational, so the timing could not be better!).

Our PR and fashion team also sat down with the editor in chief of Marie Claire magazine (Latam), who was delighted with our collection and with Santiago and Carmen. We are told that *Gaucho - Buenos Aires* will be present on the cover of their first edition in 2019!

Click here to view recent press clippings & social networking




LUZ
Sumario


Back
ENTRE MATES
Y NÚMEROS



Designers BA - Buenos Aires Fashion Week 2019

Our team also met with Guillermo Azar, the curator and organizer of the prestigious **Designers BA** (Buenos Aires' own "fashion week") where the best Argentine designers show their work. Designers BA assures us that *Gaucho - Buenos Aires* has a coveted spot at this year's show, which takes place March 11-19, and we hope to see you there too! This is big.

Click here to visit the Designers BA website

Creative Team Expansion

We are pleased to share news of our latest addition to Gaucho's creative team, Agustina Sorrentini, who has tremendous experience, including eight years at Gucci in Milan as a textile designer. Agustina will serve in a freelance capacity, and we expect she will be instrumental in designing our prints and patterns going forward. We are very excited to see what she will bring to Gaucho – Buenos Aires given her international experience.

We are currently in the process of engaging a dedicated leather bags and accessories designer, to oversee our first line of Women's handbags, as well as Women's and Men's leather accessories for Q1 2019. We are now in the process of finalizing our choice of very qualified applicants of leather craftsman from Buenos Aires. We hope to provide more information on this in the near future.

Marketing Initiatives 2019-2020

Gaucho - Buenos Aires will primarily be an e-commerce store targeting U.S. customers. However we do plan on pursuing reselling retail venues both online and brick and mortar. For example, in the wake of our press launch, we received unsolicited inquiries from several high-end boutiques in Brazil interested in carrying the Gaucho line. There are of course numerous avenues for us to explore involving brick and mortar opportunities alone, via agencies or direct solicitation.

Online reselling avenues we expect to pursue include Net-a-Porter, Matches Fashion and at least six other high-end, reputable venues with whom we already have an established foot in the door via our networking channels.

We anticipate our marketing strategy will include popup shops in cities such as Austin, Dallas, Houston, Miami, Los Angeles, New York City and Aspen. With popup shops, we can for example, work with local PR companies to get the word out, as these opportunities are typically promoted via direct mail, PR and digital marketing efforts, as well as word of mouth and strategic geographic positioning.

Our online marketing efforts will also include SEO initiatives, social media marketing via Instagram, Facebook and Pinterest, and retargeting ads.

Social media star, and *Gaucho - Buenos Aires* advisor, Neels Visser, is also contacting his broad network of social influencers and micro influencers to lay the groundwork for potential partnerships and brand affiliates/ambassadors.



We also anticipate presenting at fashion shows in 2019 - 2020 in New York City, London, Paris, Milan and several other targeted cities. We are optimistic about generating substantial press/editorial as publications are always looking for new content, fresh stories and being able to announce new fashion startups with a good story (which we think we have!).

Gaucho - Buenos Aires presents an opportunity for global press to talk about Argentina finding its foothold once again on the global fashion scene, spotlighting our designers, our designs, and our concentration on leather goods. As there are few brands launching out of Argentina, and certainly fewer with global intentions, the press reaction to *Gaucho - Buenos Aires* has been extremely positive and encouraging.

We see the potential here as being enormous, and we will work to get the word out globally. 2019 will indeed be a busy year.

By the way, if you haven't already followed @gauchobuenosaires on Instagram, please take this opportunity to do so!

Click here to follow us on Instagram!

Thank you for joining us on this exciting journey! Stay tuned for our exclusive stockholder pre-sale access invitation in the days ahead!

We would also like to recognize and express our deep appreciation to all *Gaucho - Buenos Aires* team members, especially Santiago and Carmen, who have worked so hard to get us ready for our premiere on the world stage.

Finally, while there are of course no guarantees in life or in business, and risks abound in all that we do, we nonetheless believe *Gaucho - Buenos Aires* has the potential to become a global brand. With your support, we are working very hard, and very enthusiastically, to get there. In real estate, they say the three most important words are location, location, location. For *Gaucho - Buenos Aires*, our mission is quality, quality, quality. If we can achieve that, how can we not earn the world's attention?

Sincerely,

Scott L. Mathis

Chairman & Founder

(212) 739-7650

smathis@algodongroup.com

www.AlgodonGroup.com

Important Notes: The information discussed in this letter includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities

Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. These forward looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Among these risks are those set forth in Algodon's Form 10-K filed on March 30, 2018. It is important that each person reviewing this release understand the significant risks attendant to the operations of Algodon. Algodon disclaims any obligation to update any forward-looking statement made here.

Important Disclosures: This email is for information and discussion purposes only and is not intended to be and should not be construed as an offer to sell, or a solicitation of an offer to buy, an interest in Algodon Group, Inc. or Gaucho Group, Inc. This email is not complete and does not contain certain material information about Algodon or Gaucho, including important disclosures and risk factors associated with an investment in Algodon or Gaucho.

No representation is made that Algodon or Gaucho will or is likely to achieve its objectives or that any investor will profit or be able to avoid incurring substantial losses. This letter does not take into account the particular investment objectives or financial circumstances of any specific person who may receive it.

GAUCHO

— BUENOS AIRES —

FOLLOW US

Gaucho Group, Inc. | 135 Fifth Avenue, 10th Floor, New York, NY 10010